UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

February 28, 2007

Date of Report (Date of earliest event reported)

First Commonwealth Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-11138	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

22 N. Sixth Street, Indiana, PA	15701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Separation and Services Agreements with Mr. O’Dell

On February 28, 2007, First Commonwealth Financial Corporation (“First Commonwealth”) entered into a Separation Agreement and General Release and an Independent Contractor Services Agreement with Joseph E. O’Dell, the President and Chief Executive Officer of First Commonwealth, in connection with Mr. O’Dell’s resignation as an officer and director of First Commonwealth. Pursuant to the terms of the Separation Agreement, Mr. O’Dell will be entitled to receive payments totaling $657,000, of which $400,000 will be paid in twelve monthly installments from March 2007 through February 2008, and $257,000 will be paid in a lump sum on March 14, 2008. First Commonwealth will also pay $20,472 for the cost of Mr. O’Dell’s continued coverage under First Commonwealth’s health insurance plans during the 18-month continuation coverage period mandated by COBRA and up to $2,200 per month thereafter for the monthly cost of health insurance coverage until Mr. O’Dell becomes eligible for Medicare in August 2010. Mr. O’Dell released First Commonwealth from any claims arising out of his employment and agreed not to engage in certain competitive activities during the period in which payments are being made under the separation agreement. Under the terms of the independent contractor services agreement, Mr. O’Dell agreed to provide consulting services as and when requested by First Commonwealth from his retirement through September 3, 2010 in return for consulting fees of $1,000 per month, or $43,000 in the aggregate.

Employment Agreement with Mr. Dolan

On March 1, 2007, First Commonwealth entered into an Employment Agreement with John J. Dolan when he was appointed to succeed Mr. O’Dell as President and Chief Executive Officer of First Commonwealth. Under the terms of his Employment Agreement, Mr. Dolan will be employed for an initial term of three years. At the end of his initial term, Mr. Dolan’s employment will automatically renew for successive one-year periods unless terminated by either party upon notice given at least 60 days prior to the end of the then-current term. Mr. Dolan’s initial base salary will be $400,000, subject to adjustment by the Board of Directors of First Commonwealth.

If, prior to March 1, 2010, First Commonwealth terminates Mr. Dolan’s employment other than for “cause” or Mr. Dolan resigns for “good reason,” then First Commonwealth must continue to pay Mr. Dolan’s base salary and provide health benefits until March 1, 2010, subject to the execution of an agreed form of separation agreement and general release by Mr. Dolan.

“Cause” for the termination of Mr. Dolan’s employment would exist if: (i) Mr. Dolan fails to comply with any material provision of his employment agreement; (ii) Mr. Dolan fails to perform in any material respect the duties of his employment (including the failure to comply with any lawful directive from the Board of Directors); (iii) Mr. Dolan engages in misconduct that is materially harmful to First Commonwealth (as determined in the reasonable judgment of the Board of Directors); (iv) Mr. Dolan engages in dishonest or fraudulent acts or is convicted of a crime that would render his continued employment with First Commonwealth materially damaging or detrimental to First Commonwealth (as determined in the reasonable judgment of the Board of Directors); or (v) Mr. Dolan is grossly negligent in the performance of his duties.

Mr. Dolan would have “good reason” to resign if: (i) his title, position or responsibilities are substantially reduced; (ii) he is required to relocate permanently to a site more than fifty (50) miles outside of Indiana, Pennsylvania; or (iii) he is assigned duties or responsibilities that are materially inconsistent with the position of President and CEO. Mr. Dolan must give 20 days notice to First Commonwealth of his intention to resign for good reason, during which time First Commonwealth would have the opportunity to correct the problems that caused Mr. Dolan to resign.

Mr. Dolan agreed not to solicit employees of First Commonwealth or its subsidiaries or affiliates during the term of his employment and for a period of one year thereafter and not to engage in certain competitive activities in Pennsylvania for a period of one year after the termination of his employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 6, 2007

FIRST COMMONWEALTH FINANCIAL CORPORATION

By:	/s/ EDWARD J. LIPKUS III
Edward J. Lipkus III
Senior Vice President and Chief Financial Officer